Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Third Fiscal Quarter Ended December 31, 2019 and Announces Total Dividends of $0.51 Per Share for the Quarter Ended March 31, 2020
CSWC Reports Pre-Tax Net Investment Income of $0.44 Per Share
Dallas, Texas – February 3, 2020 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the third fiscal quarter ended December 31, 2019.
Third Quarter Fiscal Year 2020 Financial Highlights

•	Total Investment Portfolio: $558.6 million

◦	Credit Portfolio of $456.1 million:

▪	90% 1st Lien Senior Secured Debt

▪	$88.5 million in new committed credit investments

▪	Weighted Average Yield on Debt Investments: 11.3%

▪	Three Upper Middle Market 1st Lien Senior Secured Debt investments currently on non-accrual with a fair value of $18.2 million, representing 3.3% of the total investment portfolio

◦	Equity Portfolio of $44.2 million, excluding investment in I-45 Senior Loan Fund ("I-45 SLF")

▪	$3.9 million in new committed equity co-investments

◦	CSWC Investment in I-45 SLF of $58.3 million

▪	I-45 SLF portfolio of $206.2 million

▪	Portfolio consists of 46 issuers: 96% 1st Lien Debt and 4% 2nd Lien Debt

▪	I-45 SLF paid a $2.1 million quarterly dividend to CSWC, an annualized yield of 14.7%

•	Sale of Media Recovery, Inc.: Completed successful exit of Media Recovery, generating a realized gain of $44.3 million ($2.38 per share) and an IRR since inception of 11.8%

•	Pre-Tax Net Investment Income: $7.9 million, or $0.44 per weighted average diluted share

•	Dividends: Paid $0.40 per share in Regular Dividend, $0.10 per share Supplemental Dividend, and $0.75 per share Special Dividend for the quarter ended December 31, 2019

◦	109% LTM Pre-Tax NII Regular Dividend Coverage

◦	Total Dividends for the quarter ended December 31, 2019 of $1.25 per share

•	Net Realized and Unrealized Portfolio Depreciation: $10.4 million

◦	$2.9 million of net appreciation related to the lower middle market portfolio

◦	$9.0 million of net depreciation related to the upper middle market portfolio, including I-45 SLF

◦	$4.3 million of net depreciation related to the sale of Media Recovery

▪	$1.6 million in sales proceeds adjustments related to transaction costs

▪	$1.5 million in unrecognized earnout/escrow that CSWC has the ability to earn in the future

▪	$1.2 million success fee recognized as revenue by CSWC

•	Taxes on Deemed Distribution of Long-Term Capital Gains: $3.5 million

◦	For the tax year ended December 31, 2019, we had net long-term capital gains of $42.2 million, of which $25.7 million was distributed to shareholders as capital gains dividends

◦	Elected to retain net long-term capital gains of $16.5 million ($0.90 per share) and designate the retained amount as a "deemed distribution" to shareholders

◦	Incurred 21% federal tax of $3.5 million ($0.19 per share) on the retained amount on behalf of shareholders

•	Balance Sheet:

◦	Cash and Cash Equivalents: $23.0 million

◦	Total Net Assets: $311.9 million

◦	Net Asset Value (“NAV”) per Share: $16.74

In commenting on the Company's results, Bowen Diehl, President and Chief Executive Officer, stated, “Our third fiscal quarter was quite active, having originated $89 million in five new Lower Middle Market portfolio companies while exiting our last legacy equity investment in Media Recovery, realizing a long term capital gain of over $44 million. The sale allowed us to distribute a special dividend of $0.75 per share to shareholders, replenish our Undistributed Taxable Income to the maximum we can hold at this time, providing visibility to the continuation of the program well into the future, and retain a portion of the capital to be deployed into income producing debt assets. Today, we also announced a $0.51 per share dividend for the quarter ended March 31, 2020, which was a $0.01 per share increase from the prior quarter. We continued to be active in the capital markets, having raised $10 million in debt on our October 2024 Notes, while raising an additional $13.8 million in equity capital under our existing ATM program. Regarding the investment portfolio, though we were disappointed with our Upper Middle Market portfolio performance during the quarter, our Lower Middle Market portfolio continued its strong performance offsetting much of the Upper Middle Market unrealized depreciation for the quarter. Overall, we feel confident in the strength of our investment portfolio and the robustness of our Lower Middle Market investment pipeline.”

Third Quarter Fiscal Year Investment Activities
During the quarter ended December 31, 2019, the Company originated five new investment and four follow-on investments totaling $92.4 million in commitments. New investment transactions that occurred during the quarter ended December 31, 2019 are summarized as follows:
NinjaTrader, LLC, $18.2 million 1st Lien Senior Secured Debt, $1.5 million Revolving Loan, $2.0 million Preferred Equity: NinjaTrader is a futures trading platform offering software and brokerage services.
Landpoint LLC, $19.5 million 1st Lien Senior Secured Debt: Landpoint is a technology-enabled provider of geospatial services, including surveying, mapping, data processing and analytics.
ICS Distribution, LLC (d/b/a Relevant Rental Solutions), $18.0 million 1st Lien Senior Secured Debt: Relevant Rental Solutions is an independent compressed oil-free air rental solutions provider.
GrammaTech, Inc., $11.5 million 1st Lien Senior Secured Debt, $2.5 million Revolving Loan, $1.0 million Preferred Equity: GrammaTech provides cybersecurity technology solutions with a focus on vulnerability discovery and remediation.
Trinity 3, LLC, $14.3 million 1st Lien Senior Secured Debt, $0.5 million Preferred Equity: Trinity 3 is a brand agnostic provider of tablets, PCs, laptops and related warranties, accessories, and enterprise products to the K-12 market throughout the United States with a focus on small-to-medium sized school districts.

During the quarter ended December 31, 2019, the Company received full prepayment on one subordinated debt investment totaling $4.6 million and proceeds related to the sale of one equity investment totaling $50.9 million.
Media Recovery, Inc. (d/b/a SpotSee): Proceeds of $50.9 million, which includes the success fee, a portion of the maximum total earnout recognized at close and a portion of the maximum total escrow recognized at close. CSWC has the ability to earn up to an additional $1.5 million in proceeds based on the performance of Media Recovery, Inc. post-close. The sale generated a realized gain of $44.3 million and an IRR 11.8%.
Chandler Signs, LLC: Proceeds of $4.6 million, generating a realized gain of $32.4 thousand and an IRR of 14.0%.

Third Fiscal Quarter 2020 Operating Results
For the quarter ended December 31, 2019, Capital Southwest reported total investment income of $16.0 million, compared to $15.2 million in the prior quarter. The increase in investment income was primarily attributable to an increase in average debt investments outstanding and a transaction fee received in connection with the sale of Media Recovery, offset by a decrease in dividend income from I-45 SLF and Media Recovery, as well as an additional asset being placed on non-accrual during the quarter.
For the quarter ended December 31, 2019, total operating expenses (excluding interest expense) were $4.0 million, compared to $4.1 million in the prior quarter. The decrease in expenses was primarily due to a one-time expense in the prior quarter for the write off of deferred offering costs related to our previous registration statement on Form N-2.
For the quarter ended December 31, 2019, interest expense was $4.1 million, as compared to $3.8 million in the prior quarter. The increase was primarily due to the addition of the October 2024 Notes.
For the quarter ended December 31, 2019, total pre-tax net investment income was $7.9 million, compared to $7.4 million in the prior quarter.
For the quarter ended December 31, 2019, tax expense was $0.8 million, as compared to $0.6 million in the prior quarter. The increase in tax expense was due primarily to an increase in the excise tax accrual due to additional undistributed net investment income.
During the quarter ended December 31, 2019, Capital Southwest recorded total net realized and unrealized losses on investments of $13.9 million, compared to total net realized and unrealized losses on investments of $4.1 million in the prior quarter. Total net realized and unrealized losses for the current quarter includes $3.5 million of tax incurred on the deemed distribution of long-term capital gains. For the quarter ended December 31, 2019, this included total net realized gains on investments of $40.8 million and net unrealized depreciation on investments of $54.8 million, of which $48.3 million was the reversal of net unrealized appreciation recognized in prior periods due to realized gains noted above. The net decrease in net assets resulting from operations was $6.8 million for the quarter, compared to a net increase of $2.7 million in the prior quarter.
The Company’s NAV at December 31, 2019 was $16.74 per share, as compared to $18.30 at September 30, 2019. The decrease in NAV per share from the prior quarter is primarily due to the special dividend of $0.75 per share, taxes on the deemed distribution of long-term capital gains, and net unrealized depreciation on investments.

Liquidity and Capital Resources
At December 31, 2019, Capital Southwest had approximately $23.0 million in unrestricted cash and money market balances and $167.6 million in available borrowings under the revolving credit facility. As of December 31, 2019, Capital Southwest had $124.0 million of total debt outstanding on its revolving credit facility, $75.7 million, net of unamortized debt issuance costs, of the December 2022 Notes outstanding, and $73.4 million, net of unamortized debt issuance costs, of the October 2024 Notes outstanding. The debt to equity ratio at the end of the quarter was 0.88 to 1.

In September 2019, the Company issued $65.0 million in aggregate principal amount of 5.375% Notes due 2024 (the “Existing October 2024 Notes”). On October 8, 2019, the Company issued an additional $10.0 million in aggregate principal amount of the October 2024 Notes (the "Additional October 2024 Notes" together with the Existing October 2024 Notes, the "October 2024 Notes"). The total net proceeds from the offering of the October 2024 Notes was $73.5 million, before offering expenses payable by us. The October 2024 Notes mature on October 1, 2024 and may be redeemed in whole or in part at any time prior to July 1, 2024, at par plus a “make-whole” premium, and thereafter at par. The October 2024 Notes bear interest at a rate of 5.375% per year, payable semi-annually on April 1 and October 1 of each year, beginning on April 1, 2020.
In December 2018, the Company entered into the Amended and Restated Senior Secured Revolving Credit Agreement (the "Amended and Restated Agreement"), and a related Amended and Restated Guarantee, Pledge and Security Agreement, to amend and restate its Senior Secured Revolving Credit Facility (the "Credit Facility"). On May 23, 2019, the Company entered into an Incremental Assumption Agreement, which increased the total commitments under the Credit Facility by $25 million. The increase was executed under the accordion feature of the Credit Facility and increased total commitments from $270 million to $295 million.
On March 4, 2019, the Company entered into separate equity distribution agreements with certain sales agents through which it may offer and sell, from time to time, shares of its common stock having an aggregate offering price of up to $50,000,000 (the "Equity ATM Program"). During the quarter ended December 31, 2019, the Company sold 623,111 shares of its common stock under the Equity ATM Program at a weighted-average price of $22.07 per share, raising $13.8 million of gross proceeds. Net proceeds were $13.5 million after commissions to the sales agents on shares sold. Cumulative to date, the Company has sold 1,313,588 shares of its common stock under the Equity ATM Program at a weighted-average price of $21.81, raising $28.7 million of gross proceeds. Net proceeds were $28.1 million after commissions to the sales agents on shares sold.
Additionally, I-45 SLF has total commitments outstanding of $165 million from a group of four bank lenders in its Deutsche Bank led credit facility, which is scheduled to mature in November 2024. As of December 31, 2019, I-45 SLF had $139 million in borrowings outstanding under its credit facility. During the quarter, the Company amended the Deutsche Bank credit facility to lower the spread and extend the maturity.

Share Repurchase Program
On January 25, 2016, Capital Southwest announced that its Board of Directors authorized the repurchase of up to $10.0 million of its common stock at prices below the Company’s net asset value per share as reported in its most recent financial statements. The Board authorized the share repurchase program because it believes that the Company’s common stock may be undervalued from time to time due to market volatility.
During the quarter ended December 31, 2019, the Company did not repurchase any shares of the Company's common stock under the share repurchase program. Cumulative to date, the Company has repurchased a total of 46,363 shares at an average price of $16.67 per share, including commissions paid. The Company currently has approximately $9.2 million available for additional repurchases under the program.

Declared Dividend of $0.51 Per Share for Quarter Ended March 31, 2020
On January 22, 2020, the Board declared total dividends of $0.51 per share for the quarter ended March 31, 2020, comprised of a Regular Dividend of $0.41 per share and a Supplemental Dividend of $0.10 per share.

The Company's dividend will be payable as follows:

March 31, 2020 Dividend

Amount Per Share: $0.51
Ex-Dividend Date: March 13, 2020
Record Date: March 16, 2020
Payment Date: March 31, 2020

When declaring dividends, the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.
Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

Third Quarter 2020 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Tuesday, February 4, 2020, at 11:00 a.m. Eastern Time to discuss the third quarter 2020 financial results. You may access the call by dialing (866) 502-8274 and using the Conference ID 1477718 at least 10 minutes before the call. The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/z8jn4v4z.
A telephonic replay will be available through February 11, 2020 by dialing (855) 859-2056 and using the Conference ID 1477718. An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest Form 10-Q for the period ended December 31, 2019 to be filed with the Securities and Exchange Commission and Capital Southwest’s Third Fiscal Quarter 2020 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $312 million in net assets as of December 31, 2019. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $25 million investments across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets, regulatory changes, tax treatment and general economic and business conditions.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2019 and subsequent filings, including the "Risk Factors" sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:

Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	December 31,	March 31,
	2019	2019
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $415,222 and $305,596, respectively)	$409,388	$304,663
Affiliate investments (Cost: $89,481 and $79,277, respectively)	90,870	80,905
Control investments (Cost: $68,000 and $93,182, respectively)	58,294	138,503
Total investments (Cost: $572,703 and $478,055, respectively),	558,552	524,071
Cash and cash equivalents	22,966	9,924
Receivables:
Dividends and interest	10,045	9,252
Escrow	1,424	370
Other	175	1,244
Income tax receivable	155	183
Deferred tax asset	1,336	1,807
Debt issuance costs (net of accumulated amortization of $2,384 and $1,814, respectively)	3,016	3,364
Other assets	1,679	1,628
Total assets	$599,348	$551,843

Liabilities
December 2022 Notes (Par value: $77,136 and $77,136, respectively)	$75,688	$75,099
October 2024 Notes (Par value: $75,000 and $0, respectively)	73,393	—
Credit facility	124,000	141,000
Other liabilities	5,737	6,516
Accrued restoration plan liability	2,992	3,073
Income tax payable	4,560	192
Deferred tax liability	1,122	—
Total liabilities	287,492	225,880

Commitments and contingencies (Note 10)

Net Assets
Common stock, $0.25 par value: authorized, 40,000,000 shares at December 31, 2019 and 25,000,000 at March 31, 2019; issued, 20,967,227 shares at December 31, 2019 and 19,842,528 shares at March 31, 2019	5,242	4,961
Additional paid-in capital	316,322	281,205
Total distributable earnings	14,229	63,734
Treasury stock - at cost, 2,339,512 shares	(23,937)	(23,937)
Total net assets	311,856	325,963
Total liabilities and net assets	$599,348	$551,843
Net asset value per share (18,627,715 shares outstanding at December 31, 2019 and 17,503,016 shares outstanding at March 31, 2019)	$16.74	$18.62

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Investment income:
Interest income:
Non-control/Non-affiliate investments	$9,526	$7,744	$27,793	$20,825
Affiliate investments	2,159	1,886	6,210	5,136
Control investments	—	440	265	983
Dividend income:
Non-control/Non-affiliate investments	(15)	95	140	120
Affiliate investments	122	—	141	82
Control investments	2,581	3,257	10,013	9,383
Interest income from cash and cash equivalents	21	12	49	21
Fees and other income	1,590	437	2,390	1,022
Total investment income	15,984	13,871	47,001	37,572
Operating expenses:
Compensation	2,034	2,007	5,763	5,880
Share-based compensation	690	607	2,212	1,564
Interest	4,142	3,347	11,664	8,829
Professional fees	479	390	1,567	1,285
Net pension expense	36	40	107	119
General and administrative	728	704	2,748	2,322
Total operating expenses	8,109	7,095	24,061	19,999
Income before taxes	7,875	6,776	22,940	17,573
Income tax expense	761	101	1,651	736
Net investment income	$7,114	$6,675	$21,289	$16,837

Realized gain
Non-control/Non-affiliate investments	$(157)	$1,849	$1,159	$2,066
Affiliate investments	40	—	57	77
Control investments	44,399	34	44,566	18,653
Taxes on deemed distribution of long-term capital gains	(3,464)	—	(3,464)	—
Total net realized gain on investments, net of tax	40,818	1,883	42,318	20,796

Net unrealized (depreciation) appreciation on investments
Non-control/Non-affiliate investments	(1,118)	(4,860)	(4,899)	1,549
Affiliate investments	(1,265)	(95)	(240)	(1,634)
Control investments	(52,208)	564	(55,027)	(15,523)
Income tax (provision) benefit	(174)	153	(832)	535
Total net unrealized (depreciation) appreciation on investments, net of tax	(54,765)	(4,238)	(60,998)	(15,073)

Net realized and unrealized (losses) gains on investments	$(13,947)	$(2,355)	$(18,680)	$5,723

Net (decrease) increase in net assets from operations	$(6,833)	$4,320	$2,609	$22,560

Pre-tax net investment income per share - basic and diluted	$0.44	$0.40	$1.29	$1.06
Net investment income per share – basic and diluted	$0.39	$0.39	$1.20	$1.02
Net (decrease) increase in net assets from operations – basic and diluted	$(0.38)	$0.25	$0.15	$1.36
Weighted average shares outstanding – basic	18,100,176	17,120,357	17,803,005	16,541,102
Weighted average shares outstanding – diluted	18,100,176	17,122,925	17,803,005	16,543,524